Exhibit 99.1

Sino Payments Approved as Official Visa and MasterCard Merchant Agent European Merchant processing opportunities now open to Sino Payments

HONG KONG, June 2 /PRNewswire-FirstCall/ -- Sino Payments, Inc. (www.sinopayments.com) (OTC Bulletin Board:SNPY.ob - News) today announced that it has received approval from both Visa and MasterCard as a merchant referral agent for clearing bank VALITOR.   European processing enables Sino Payments to promote cross Regional projects for large retailers who are present in both Asia and Europe.

Sino Payments' President and CEO Matthew Mecke stated, "As we build out Sino Payments' card processing solutions for both ecommerce and IP at point of sale merchants, card industry certification (Visa/MC) is an important step.  We look forward to continuing to work with VALITOR and our other industry partners to build out merchant processing volume."

About Sino Payments, Inc.  (www.sinopayments.com)

Sino Payments is a US public company with offices in Hong Kong.  In addition to providing stand alone worldwide ecommerce processing capability, Sino Payments' proprietary IP transaction processing system (SinoPay GPP) is designed to convert transaction processing systems from old type dial up point of sale systems linked to sophisticated check out terminals to a modern seamless IP transaction process, reducing credit and debit card transaction processing times by half at checkout.  Sino Payments focuses on providing IP credit and debit card processing services to large retail chains, including supermarket chains and large regional multinational retailers, in China and throughout Asia.

About VALITOR  (www.valitor.com)

VALITOR is a leading European acquirer. The company is experienced in operating on a highly developed card payment market and offers safe and swift services to merchants, banks and cardholders travelling around the world. Since 2003, the company has handled Cross Border ecommerce with emphasis on ecommerce in the various sectors. VALITOR is focused on delivering quality service to merchants and partners using its highly developed technology and stable IT environment.  The company (formerly VISA Iceland) was established in 1983.

FORWARD-LOOKING-STATEMENT:

Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Sino Payments, Inc. results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Sino Payments, Inc. undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.